UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 4)*

Comstock Resources, Inc.

(Name of Issuer)

Common Stock, par value $0.50 per share

(Title of Class of Securities)

205768203

(CUSIP Number)

Carl H. Westcott

100 Crescent Court, Suite 1620

Dallas, TX 75201

214-777-5003

with a copy to:

Crews Lott

Baker & McKenzie LLP

2300 Trammell Crow Center

2001 Ross Avenue

Dallas, TX 75201

214-978-3000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

August 5, 2015

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 205768203		13D

1.	Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Carl H. Westcott

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 3,750,000 (1)

	8.	Shared Voting Power 1,585,000 (1)

	9.	Sole Dispositive Power 3,750,000 (1)

	10.	Shared Dispositive Power 2,341,700 (1) (2)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,091,700 (1) (2)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11) 12.76% (3)

14.	Type of Reporting Person IN

(1)                                 Carl H. Westcott directly holds 3,750,000 shares of common stock, par value $0.50 per share (the “Common Stock”), of Comstock Resources, Inc., a Nevada corporation (the “Issuer”). Additionally, Mr. Westcott exercises shared voting and disposition power over 1,585,000 shares of Common Stock with Chart H. Westcott and Court H. Westcott as managers of Carl Westcott, LLC, the general partner of each of Commodore Partners, Ltd. (“Commodore Partners”), which directly owns 1,560,000 shares of Common Stock, and G.K. Westcott LP (“GK Westcott”), which directly owns 25,000 shares of Common Stock.

(2)                                 Carl H. Westcott has shared discretionary authority to purchase and dispose of shares of Common Stock under various accounts for the benefit of the following persons, who directly hold the following amounts of shares of Common Stock: Jimmy Elizabeth Westcott, 105,000 shares; Chart H. Westcott, 515,000 shares; Court H. Westcott, 55,000 shares; Carla Westcott, 44,000 shares; Peter Underwood, 29,500 shares; Francisco Trejo, Jr., 5,000 shares; and Rosie Greene, 3,200 shares. Carl H. Westcott does not exercise any voting power over any such shares of Common Stock owned by the aforementioned individuals and expressly disclaims beneficial ownership of such shares.

(3)                                 The percentage ownership is based on 47,727,516 shares of Common Stock outstanding, as reported by the Issuer in its Quarterly Report on Form 10-Q filed on August 5, 2015.

CUSIP No. 205768203		13D

1.	Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Commodore Partners, Ltd. 03-0476201

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds WC

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 1,560,000 (1)

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 1,560,000 (1)

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,560,000 (1)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11) 3.27% (2)

14.	Type of Reporting Person PN

(1)                                 Carl H. Westcott, Court H. Westcott and Chart H. Westcott exercise shared voting and disposition power over the 1,560,000 shares of Common Stock as the managers of Carl Westcott, LLC, the general partner of Commodore Partners.

(2)                                 The percentage ownership is based on 47,727,516 shares of Common Stock outstanding, as reported by the Issuer in its Quarterly Report on Form 10-Q filed on August 5, 2015.

CUSIP No. 205768203		13D

1.	Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). G.K. Westcott LP 20-2443941

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds WC

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 25,000 (1)

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 25,000 (1)

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 25,000 (1)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11) 0.05% (2)

14.	Type of Reporting Person PN

(1)                                 Carl H. Westcott, Chart H. Westcott and Court H. Westcott exercise shared voting and disposition power over the 25,000 shares of Common Stock as the managers of Carl Westcott, LLC, the general partner of GK Westcott.

(2)                                 The percentage ownership is based on 47,727,516 shares of Common Stock outstanding, as reported by the Issuer in its Quarterly Report on Form 10-Q filed on August 5, 2015.

CUSIP No. 205768203		13D

1.	Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Carl Westcott, LLC 75-2655092

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds AF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 1,585,000 (1)

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 1,585,000 (1)

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,585,000 (1)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11) 3.32% (2)

14.	Type of Reporting Person HC

(1)                                 Carl H. Westcott, Court H. Westcott and Chart H. Westcott exercise shared voting and disposition power over the 1,585,000 shares of Common Stock as the managers of Carl Westcott, LLC, the general partner of each of Commodore Partners, which directly owns 1,560,000 shares of Common Stock, and GK Westcott, which directly owns 25,000 shares of Common Stock.

(2)                                 The percentage ownership is based on 47,727,516 shares of Common Stock outstanding, as reported by the Issuer in its Quarterly Report on Form 10-Q filed on August 5, 2015.

CUSIP No. 205768203		13D

1.	Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Jimmy Elizabeth Westcott

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 105,000 (1)

	8.	Shared Voting Power 0 (1)

	9.	Sole Dispositive Power 0 (1)

	10.	Shared Dispositive Power 105,000 (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 105,000 (1)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11) 0.22 (2)

14.	Type of Reporting Person IN

(1)                                 Jimmy Elizabeth Westcott directly holds 105,000 shares of Common Stock. Carl H. Westcott has shared discretionary authority to purchase and dispose of those shares of Common Stock for the benefit of such reporting person, but does not exercise any voting power with respect to such shares. Carl H. Westcott expressly disclaims beneficial ownership of any such shares of Common Stock.

(2)                                 The percentage ownership is based on 47,727,516 shares of Common Stock outstanding, as reported by the Issuer in its Quarterly Report on Form 10-Q filed on August 5, 2015.

CUSIP No. 205768203		13D

1.	Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Chart H. Westcott

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 515,000 (1)

	8.	Shared Voting Power 1,585,000 (2)

	9.	Sole Dispositive Power 0 (1)

	10.	Shared Dispositive Power 2,100,000 (1) (2)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,100,000 (1) (2)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11) 4.40% (3)

14.	Type of Reporting Person IN

(1)                                 Consists of 515,000 shares of Common Stock held directly by Chart H. Westcott. Carl H. Westcott has shared discretionary authority to purchase and dispose of those shares of Common Stock for the benefit of such reporting person, but does not exercise any voting power with respect to such shares. Carl H. Westcott expressly disclaims beneficial ownership of any such shares of Common Stock.

(2)                                 Carl H. Westcott, Court H. Westcott and Chart H. Westcott exercise shared voting and disposition power over the 1,585,000 shares of Common Stock as the managers of Carl Westcott, LLC, the general partner of each of Commodore Partners, which directly owns 1,560,000 shares of Common Stock, and GK Westcott, which directly owns 25,000 shares of Common Stock.

(3)                                 The percentage ownership is based on 47,727,516 shares of Common Stock outstanding, as reported by the Issuer in its Quarterly Report on Form 10-Q filed on August 5, 2015.

CUSIP No. 205768203		13D

1.	Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Court H. Westcott

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 55,000 (1)

	8.	Shared Voting Power 1,585,000 (2)

	9.	Sole Dispositive Power 0 (1)

	10.	Shared Dispositive Power 1,640,000 (1) (2)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,640,000 (1) (2)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11) 3.44% (3)

14.	Type of Reporting Person IN

(1)                                 Consists of 55,000 shares of Common Stock held of record by Court H. Westcott, Trustee of the Court H. Westcott Living Trust. Carl H. Westcott has shared discretionary authority to purchase and dispose of those shares of Common Stock for the benefit of such reporting person, but does not exercise any voting power with respect to such shares. Carl H. Westcott expressly disclaims beneficial ownership of any such shares of Common Stock.

(2)                                 Carl H. Westcott, Court H. Westcott and Chart H. Westcott exercise shared voting and disposition power over 1,585,000 shares of Common Stock as the managers of Carl Westcott, LLC, the general partner of each of Commodore Partners, which directly owns 1,560,000 shares of Common Stock, and GK Westcott, which directly owns 25,000 shares of Common Stock.

(3)                                 The percentage ownership is based on 47,727,516 shares of Common Stock outstanding, as reported by the Issuer in its Quarterly Report on Form 10-Q filed on August 5, 2015.

CUSIP No. 205768203		13D

1.	Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Carla Westcott

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 44,000 (1)

	8.	Shared Voting Power 0 (1)

	9.	Sole Dispositive Power 0 (1)

	10.	Shared Dispositive Power 44,000 (1)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 44,000 (1)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13.	Percent of Class Represented by Amount in Row (11) 0.09% (2)

14.	Type of Reporting Person IN

(1)                                 Carla Westcott directly holds 44,000 shares of Common Stock. Carl H. Westcott has shared discretionary authority to purchase and dispose of those shares of Common Stock for the benefit of such reporting person, but does not exercise any voting power with respect to such shares. Carl H. Westcott expressly disclaims beneficial ownership of any such shares of Common Stock.

(2)                                 The percentage ownership is based on 47,727,516 shares of Common Stock outstanding, as reported by the Issuer in its Quarterly Report on Form 10-Q filed on August 5, 2015.

Item 1. Security and Issuer

This Amendment No. 4 to Schedule 13D (“Amendment No. 4”) amends and supplements the original Schedule 13D filed on June 11, 2015 (as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3, the “Schedule 13D”), Amendment No. 1 to Schedule 13D filed on June 30, 2015 (“Amendment No. 1”), Amendment No. 2 to Schedule 13D filed on July 6, 2015 (“Amendment No. 2”) and Amendment No. 3 to Schedule 13D filed on July 20, 2015 (“Amendment No. 3”). This Amendment No. 4 is filed jointly on behalf of Carl H. Westcott, Commodore Partners, Ltd., G.K. Westcott LP, Carl Westcott, LLC, Jimmy Elizabeth Westcott, Chart H. Westcott, Court H. Westcott, and Carla Westcott (the “Reporting Persons”) relating to their beneficial ownership of the common stock, par value $0.50 per share (the “Common Stock”) of Comstock Resources, Inc., a Nevada corporation (the “Issuer”), whose principal executive offices are located at 5300 Town and Country Blvd., Suite 500, Frisco,  Texas  75034.

This Amendment No. 4 is filed pursuant to Rules 13d-1 and 13d-5 under the Securities Exchange Act of 1934, as amended, to reflect a change aggregating more than one percent (1%) in the beneficial ownership of the outstanding Common Stock in which Carl H. Westcott may be deemed to have a beneficial interest. Unless otherwise indicated, all capitalized terms used herein but not defined shall have the same meanings as set forth in the Schedule 13D.

Item 2. Identity and Background

Item 3. Source and Amount of Funds or Other Consideration

The information set forth or incorporated in Items 4 and 6 hereof are incorporated herein by reference.

With respect to each Reporting Person that is a natural person, the shares of Common Stock were acquired with the personal funds of such Reporting Person. The shares of Common Stock held by Commodore Partners, of which Carl Westcott, LLC is the sole general partner, were acquired with funds held by Commodore Partners for the general purpose of investing. The shares of Common Stock held by GK Westcott, of which Carl Westcott, LLC is the sole general partner, were acquired with funds held by GK Westcott for the general purpose of investing.

Item 4. Purpose of Transaction

This Item is being amended and supplemented to add the following:

The information set forth or incorporated in Items 3 and 6 hereof are incorporated herein by reference.

After accounting for all sales of Common Stock of the Reporting Persons since the filing of Amendment No. 3 (the period of July 20, 2015 through August 9, 2015), a net 1,421,828 shares of Common Stock were purchased by Carl H. Westcott during such period on his own behalf and on behalf of certain other Reporting Persons for an aggregate price of approximately $1,865,626.

Item 5. Interest in Securities of the Issuer.

This Item is being amended and supplemented to add the following:

(b)  The responses in rows 7, 8, 9 and 10 of the cover pages of this Statement are hereby incorporated by reference. Each of Jimmy Elizabeth Westcott, Chart H. Westcott, Court H. Westcott, and Carla Westcott directly holds 105,000, 515,000, 55,000, and 44,000 shares of Common Stock, respectively, over which Carl H. Westcott shares dispositive power, but not voting power, pursuant to trading authorizations. Additionally, Carl H. Westcott shares dispositive power, but not voting power, pursuant to trading authorizations, of 29,500, 5,000, and 3,200 shares of Common Stock held by Peter Underwood, Francisco Trejo, Jr., and Rosie Greene, respectively. Commodore Partners holds 1,560,000 shares of Common Stock, over which Carl H. Westcott holds shared voting and dispositive power with Chart H. Westcott and Court H. Westcott as the managers of Carl Westcott, LLC, the sole general partner of Commodore Partners. GK Westcott holds 25,000 shares of Common Stock, over which Carl H. Westcott holds shared voting and dispositive power with Chart H. Westcott and Court H. Westcott as the managers of Carl Westcott, LLC, the sole general partner of GK Westcott.

(c)  After accounting for all sales of Common Stock of the Reporting Persons during the period of June 11, 2015 through August 9, 2015, a net 3,304,000 shares of Common Stock were purchased by Carl H. Westcott on his own behalf and on behalf of the other Reporting Persons for an aggregate price of approximately $7,199,931. All such purchase and sales were made on the dates and at the prices set forth below. All of such purchases and sales were affected in ordinary open market transactions.

Name of Reporting Person	Trade Date	Number Of Shares Purchased (Sold)	Price Per Share ($)
Carl H. Westcott	6/11/2015	6,099	3.53
Carl H. Westcott	6/11/2015	3,901	3.55
Carl H. Westcott	6/11/2015	10,000	3.53
Carl H. Westcott	6/11/2015	1,600	3.53
Carl H. Westcott	6/11/2015	7,100	3.56
Carl H. Westcott	6/11/2015	2,500	3.59
Carl H. Westcott	6/11/2015	100	3.59
Carl H. Westcott	6/11/2015	4,200	3.60
Carl H. Westcott	6/11/2015	900	3.60
Carl H. Westcott	6/11/2015	2,900	3.56
Carl H. Westcott	6/11/2015	1,400	3.56
Carl H. Westcott	6/11/2015	500	3.56
Carl H. Westcott	6/11/2015	100	3.56
Carl H. Westcott	6/11/2015	10,000	3.64
Carl H. Westcott	6/11/2015	5,068	3.60
Carl H. Westcott	6/12/2015	1,932	3.46
Carl H. Westcott	6/12/2015	3,000	3.44
Carl H. Westcott	6/15/2015	10,000	3.40
Carl H. Westcott	6/15/2015	1,800	3.37
Carl H. Westcott	6/16/2015	3,200	3.44
Carl H. Westcott	6/16/2015	6,400	3.49
Carl H. Westcott	6/16/2015	3,600	3.48
Carl H. Westcott	6/16/2015	25,000	3.42
Carl H. Westcott	6/16/2015	25,000	3.38
Carl H. Westcott	6/17/2015	5,000	3.79
Carl H. Westcott	6/17/2015	20,000	3.75
Carl H. Westcott	6/17/2015	20,000	3.70
Carl H. Westcott	6/18/2015	10,000	3.78
Carl H. Westcott	6/18/2015	2,500	3.81
Carl H. Westcott	6/18/2015	2,500	3.81
Carl H. Westcott	6/19/2015	10,000	3.72
Carl H. Westcott	6/19/2015	19,800	3.70
Carl H. Westcott	6/19/2015	100	3.70
Carl H. Westcott	6/19/2015	100	3.70
Carl H. Westcott	6/19/2015	(2,000)	3.73
Carl H. Westcott	6/19/2015	(2,000)	3.74
Carl H. Westcott	6/22/2015	(300)	4.00
Carl H. Westcott	6/22/2015	(700)	3.91
Carl H. Westcott	6/23/2015	200	3.74
Carl H. Westcott	6/24/2015	2,300	3.79
Carl H. Westcott	6/26/2015	25,000	3.70
Carl H. Westcott	6/29/2015	20,000	3.65
Carl H. Westcott	6/29/2015	25,000	3.50
Carl H. Westcott	6/29/2015	17,500	3.44
Carl H. Westcott	6/30/2015	20,000	3.32

Name of Reporting Person	Trade Date	Number Of Shares Purchased (Sold)	Price Per Share ($)
Carl H. Westcott	7/1/2015	11,260	3.00
Carl H. Westcott	7/1/2015	4,900	3.29
Carl H. Westcott	7/1/2015	4,700	3.28
Carl H. Westcott	7/1/2015	400	3.27
Carl H. Westcott	7/1/2015	15,740	3.12
Carl H. Westcott	7/1/2015	27,000	3.00
Carl H. Westcott	7/1/2015	25,000	2.80
Carl H. Westcott	7/1/2015	25,000	2.80
Carl H. Westcott	7/1/2015	300	2.89
Carl H. Westcott	7/2/2015	2,200	2.28
Carl H. Westcott	7/2/2015	300	2.28
Carl H. Westcott	7/2/2015	10,000	2.25
Carl H. Westcott	7/2/2015	10,000	2.24
Carl H. Westcott	7/2/2015	10,000	2.23
Carl H. Westcott	7/2/2015	20,000	2.20
Carl H. Westcott	7/2/2015	2,500	2.42
Carl H. Westcott	7/2/2015	2,500	2.42
Carl H. Westcott	7/2/2015	2,500	2.43
Carl H. Westcott	7/2/2015	2,500	2.43
Carl H. Westcott	7/2/2015	2,500	2.43
Carl H. Westcott	7/2/2015	10,000	2.43
Carl H. Westcott	7/2/2015	2,500	2.45
Carl H. Westcott	7/2/2015	2,500	2.46
Carl H. Westcott	7/2/2015	5,000	2.37
Carl H. Westcott	7/2/2015	(4,300)	2.47
Carl H. Westcott	7/6/2015	50,000	2.12
Carl H. Westcott	7/7/2015	50,000	2.12
Carl H. Westcott	7/8/2015	352	2.07
Carl H. Westcott	7/9/2015	2,154	2.19
Carl H. Westcott	7/9/2015	2,500	2.20
Carl H. Westcott	7/9/2015	346	2.22
Carl H. Westcott	7/9/2015	25,000	2.18
Carl H. Westcott	7/9/2015	10,600	2.17
Carl H. Westcott	7/9/2015	2,648	2.18
Carl H. Westcott	7/9/2015	2,000	2.16
Carl H. Westcott	7/10/2015	10,000	2.12
Carl H. Westcott	7/10/2015	10,000	2.08
Carl H. Westcott	7/10/2015	10,000	2.06
Carl H. Westcott	7/10/2015	15,000	2.04
Carl H. Westcott	7/10/2015	50,000	2.00
Carl H. Westcott	7/10/2015	4,123	2.00
Carl H. Westcott	7/14/2015	629	2.22
Carl H. Westcott	7/15/2015	10,000	2.29
Carl H. Westcott	7/15/2015	10,000	2.19
Carl H. Westcott	7/15/2015	2,500	2.17

Name of Reporting Person	Trade Date	Number Of Shares Purchased (Sold)	Price Per Share ($)
Carl H. Westcott	7/15/2015	5,000	2.08
Carl H. Westcott	7/15/2015	2,000	2.07
Carl H. Westcott	7/15/2015	9,100	2.05
Carl H. Westcott	7/16/2015	3,079	2.08
Carl H. Westcott	7/16/2015	11,921	2.07
Carl H. Westcott	7/16/2015	11,400	2.08
Carl H. Westcott	7/16/2015	2,500	2.08
Carl H. Westcott	7/16/2015	10,000	2.08
Carl H. Westcott	7/17/2015	25,000	2.03
Carl H. Westcott	7/17/2015	25,000	2.02
Carl H. Westcott	7/17/2015	25,000	1.99
Carl H. Westcott	7/17/2015	25,000	1.98
Carl H. Westcott	7/17/2015	1,800	1.94
Carl H. Westcott	7/20/2015	10,000	1.78
Carl H. Westcott	7/20/2015	10,000	1.78
Carl H. Westcott	7/20/2015	6,900	1.63
Carl H. Westcott	7/20/2015	100	1.63
Carl H. Westcott	7/20/2015	13,000	1.63
Carl H. Westcott	7/22/2015	5,500	1.69
Carl H. Westcott	7/22/2015	5,200	1.69
Carl H. Westcott	7/22/2015	(10,000)	1.75
Carl H. Westcott	7/22/2015	(10,000)	1.77
Carl H. Westcott	7/22/2015	(10,000)	1.78
Carl H. Westcott	7/22/2015	(2,900)	1.79
Carl H. Westcott	7/23/2015	(7,100)	1.79
Carl H. Westcott	7/23/2015	(4,300)	1.80
Carl H. Westcott	7/23/2015	(10,000)	1.82
Carl H. Westcott	7/23/2015	205	1.65
Carl H. Westcott	7/23/2015	(10,000)	1.79
Carl H. Westcott	7/23/2015	(4,300)	1.80
Carl H. Westcott	7/23/2015	(10,000)	1.82
Carl H. Westcott	7/23/2015	(10,000)	1.82
Carl H. Westcott	7/23/2015	(10,000)	1.85
Carl H. Westcott	7/24/2015	4,865	1.73
Carl H. Westcott	7/24/2015	4,535	1.72
Carl H. Westcott	7/24/2015	100	1.72
Carl H. Westcott	7/24/2015	500	1.72
Carl H. Westcott	7/24/2015	20,000	1.70
Carl H. Westcott	7/24/2015	20,000	1.65
Carl H. Westcott	7/24/2015	2,500	1.61
Carl H. Westcott	7/24/2015	2,500	1.63
Carl H. Westcott	7/24/2015	25,000	1.62
Carl H. Westcott	7/27/2015	25,000	1.39
Carl H. Westcott	7/27/2015	7,900	1.40
Carl H. Westcott	7/28/2015	12,400	1.37

Name of Reporting Person	Trade Date	Number Of Shares Purchased (Sold)	Price Per Share ($)
Carl H. Westcott	7/29/2015	500	1.44
Carl H. Westcott	7/30/2015	10,000	1.42
Carl H. Westcott	7/30/2015	5,000	1.36
Carl H. Westcott	7/31/2015	5,000	1.28
Carl H. Westcott	7/31/2015	1,200	1.25
Carl H. Westcott	8/3/2015	(15,000)	1.30
Carl H. Westcott	8/3/2015	(2,500)	1.20
Carl H. Westcott	8/3/2015	15,118	1.13
Carl H. Westcott	8/3/2015	9,882	1.13
Carl H. Westcott	8/3/2015	8,000	1.12
Carl H. Westcott	8/3/2015	(2,500)	1.15
Carl H. Westcott	8/4/2015	17,000	1.12
Carl H. Westcott	8/4/2015	25,000	1.12
Carl H. Westcott	8/4/2015	25,000	1.10
Carl H. Westcott	8/4/2015	50,000	1.09
Carl H. Westcott	8/5/2015	1,000	0.99
Carl H. Westcott	8/5/2015	2,900	1.10
Carl H. Westcott	8/5/2015	300	1.10
Carl H. Westcott	8/5/2015	900	1.09
Carl H. Westcott	8/5/2015	1,000	1.08
Carl H. Westcott	8/5/2015	100	1.08
Carl H. Westcott	8/5/2015	13,598	1.10
Carl H. Westcott	8/5/2015	5,202	1.10
Carl H. Westcott	8/5/2015	21,300	1.13
Carl H. Westcott	8/5/2015	3,500	1.13
Carl H. Westcott	8/5/2015	100	1.13
Carl H. Westcott	8/5/2015	100	1.13
Carl H. Westcott	8/5/2015	4,280	1.30
Carl H. Westcott	8/5/2015	20,471	1.30
Carl H. Westcott	8/5/2015	249	1.30
Carl H. Westcott	8/5/2015	25,000	1.27
Carl H. Westcott	8/5/2015	900	1.45
Carl H. Westcott	8/5/2015	100	1.45
Carl H. Westcott	8/5/2015	100	1.45
Carl H. Westcott	8/5/2015	100	1.45
Carl H. Westcott	8/5/2015	2,000	1.45
Carl H. Westcott	8/5/2015	300	1.45
Carl H. Westcott	8/5/2015	700	1.45
Carl H. Westcott	8/5/2015	300	1.45
Carl H. Westcott	8/5/2015	200	1.45
Carl H. Westcott	8/5/2015	300	1.45
Carl H. Westcott	8/5/2015	86	1.47
Carl H. Westcott	8/5/2015	1,200	1.47
Carl H. Westcott	8/5/2015	500	1.47
Carl H. Westcott	8/5/2015	500	1.47

Name of Reporting Person	Trade Date	Number Of Shares Purchased (Sold)	Price Per Share ($)
Carl H. Westcott	8/5/2015	500	1.47
Carl H. Westcott	8/5/2015	500	1.47
Carl H. Westcott	8/5/2015	200	1.47
Carl H. Westcott	8/5/2015	513	1.47
Carl H. Westcott	8/5/2015	200	1.47
Carl H. Westcott	8/5/2015	200	1.47
Carl H. Westcott	8/5/2015	200	1.47
Carl H. Westcott	8/5/2015	200	1.47
Carl H. Westcott	8/5/2015	200	1.47
Carl H. Westcott	8/5/2015	200	1.47
Carl H. Westcott	8/5/2015	200	1.47
Carl H. Westcott	8/5/2015	200	1.47
Carl H. Westcott	8/5/2015	4,401	1.47
Carl H. Westcott	8/5/2015	900	1.43
Carl H. Westcott	8/5/2015	800	1.43
Carl H. Westcott	8/5/2015	9,900	1.43
Carl H. Westcott	8/5/2015	500	1.43
Carl H. Westcott	8/5/2015	100	1.43
Carl H. Westcott	8/5/2015	200	1.43
Carl H. Westcott	8/5/2015	200	1.43
Carl H. Westcott	8/5/2015	200	1.43
Carl H. Westcott	8/5/2015	200	1.43
Carl H. Westcott	8/5/2015	200	1.43
Carl H. Westcott	8/5/2015	200	1.43
Carl H. Westcott	8/5/2015	200	1.43
Carl H. Westcott	8/5/2015	200	1.43
Carl H. Westcott	8/5/2015	200	1.43
Carl H. Westcott	8/5/2015	200	1.43
Carl H. Westcott	8/5/2015	200	1.43
Carl H. Westcott	8/5/2015	300	1.43
Carl H. Westcott	8/5/2015	300	1.43
Carl H. Westcott	8/5/2015	100	1.43
Carl H. Westcott	8/5/2015	100,000	1.44
Carl H. Westcott	8/5/2015	100,000	1.44
Carl H. Westcott	8/5/2015	2,800	1.43
Carl H. Westcott	8/5/2015	100	1.43
Carl H. Westcott	8/5/2015	100	1.43
Carl H. Westcott	8/5/2015	2,800	1.43
Carl H. Westcott	8/5/2015	2,800	1.43
Carl H. Westcott	8/5/2015	100	1.43
Carl H. Westcott	8/5/2015	100	1.43
Carl H. Westcott	8/5/2015	2,800	1.43
Carl H. Westcott	8/5/2015	1,200	1.43
Carl H. Westcott	8/5/2015	2,000	1.43
Carl H. Westcott	8/5/2015	300	1.43

Name of Reporting Person	Trade Date	Number Of Shares Purchased (Sold)	Price Per Share ($)
Carl H. Westcott	8/5/2015	100	1.43
Carl H. Westcott	8/5/2015	2,800	1.43
Carl H. Westcott	8/5/2015	100	1.43
Carl H. Westcott	8/5/2015	400	1.43
Carl H. Westcott	8/5/2015	400	1.43
Carl H. Westcott	8/5/2015	400	1.43
Carl H. Westcott	8/5/2015	500	1.43
Carl H. Westcott	8/5/2015	400	1.43
Carl H. Westcott	8/5/2015	6,400	1.43
Carl H. Westcott	8/5/2015	500	1.43
Carl H. Westcott	8/5/2015	500	1.43
Carl H. Westcott	8/5/2015	400	1.43
Carl H. Westcott	8/5/2015	400	1.43
Carl H. Westcott	8/5/2015	300	1.43
Carl H. Westcott	8/5/2015	400	1.43
Carl H. Westcott	8/5/2015	400	1.43
Carl H. Westcott	8/5/2015	1,100	1.43
Carl H. Westcott	8/5/2015	1,100	1.43
Carl H. Westcott	8/5/2015	600	1.43
Carl H. Westcott	8/5/2015	300	1.43
Carl H. Westcott	8/5/2015	300	1.43
Carl H. Westcott	8/5/2015	100	1.43
Carl H. Westcott	8/5/2015	100	1.43
Carl H. Westcott	8/5/2015	100	1.43
Carl H. Westcott	8/5/2015	200	1.43
Carl H. Westcott	8/5/2015	200	1.43
Carl H. Westcott	8/5/2015	100	1.43
Carl H. Westcott	8/5/2015	100	1.43
Carl H. Westcott	8/5/2015	1,100	1.43
Carl H. Westcott	8/5/2015	8,400	1.40
Carl H. Westcott	8/5/2015	8,000	1.40
Carl H. Westcott	8/5/2015	200	1.40
Carl H. Westcott	8/5/2015	400	1.40
Carl H. Westcott	8/5/2015	10,000	1.40
Carl H. Westcott	8/5/2015	100	1.40
Carl H. Westcott	8/5/2015	9,500	1.40
Carl H. Westcott	8/5/2015	200	1.40
Carl H. Westcott	8/5/2015	200	1.40
Carl H. Westcott	8/5/2015	200	1.40
Carl H. Westcott	8/5/2015	400	1.40
Carl H. Westcott	8/5/2015	400	1.40
Carl H. Westcott	8/5/2015	350	1.40
Carl H. Westcott	8/5/2015	2,000	1.40
Carl H. Westcott	8/5/2015	200	1.40
Carl H. Westcott	8/5/2015	200	1.40

Name of Reporting Person	Trade Date	Number Of Shares Purchased (Sold)	Price Per Share ($)
Carl H. Westcott	8/5/2015	200	1.40
Carl H. Westcott	8/5/2015	400	1.40
Carl H. Westcott	8/5/2015	400	1.40
Carl H. Westcott	8/5/2015	200	1.40
Carl H. Westcott	8/5/2015	200	1.40
Carl H. Westcott	8/5/2015	400	1.40
Carl H. Westcott	8/5/2015	400	1.40
Carl H. Westcott	8/5/2015	400	1.40
Carl H. Westcott	8/5/2015	400	1.40
Carl H. Westcott	8/5/2015	200	1.40
Carl H. Westcott	8/5/2015	5,850	1.40
Carl H. Westcott	8/5/2015	200	1.40
Carl H. Westcott	8/5/2015	800	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	300	1.36
Carl H. Westcott	8/5/2015	300	1.36
Carl H. Westcott	8/5/2015	300	1.36
Carl H. Westcott	8/5/2015	300	1.36
Carl H. Westcott	8/5/2015	800	1.36
Carl H. Westcott	8/5/2015	800	1.36
Carl H. Westcott	8/5/2015	800	1.36
Carl H. Westcott	8/5/2015	800	1.36
Carl H. Westcott	8/5/2015	600	1.36
Carl H. Westcott	8/5/2015	600	1.36
Carl H. Westcott	8/5/2015	600	1.36
Carl H. Westcott	8/5/2015	600	1.36
Carl H. Westcott	8/5/2015	600	1.36
Carl H. Westcott	8/5/2015	10,000	1.36
Carl H. Westcott	8/5/2015	600	1.36
Carl H. Westcott	8/5/2015	300	1.36
Carl H. Westcott	8/5/2015	300	1.36
Carl H. Westcott	8/5/2015	300	1.36
Carl H. Westcott	8/5/2015	300	1.36
Carl H. Westcott	8/5/2015	300	1.36
Carl H. Westcott	8/5/2015	600	1.36
Carl H. Westcott	8/5/2015	400	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	600	1.36
Carl H. Westcott	8/5/2015	500	1.36
Carl H. Westcott	8/5/2015	125	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	400	1.36
Carl H. Westcott	8/5/2015	400	1.36
Carl H. Westcott	8/5/2015	1,300	1.36

Name of Reporting Person	Trade Date	Number Of Shares Purchased (Sold)	Price Per Share ($)
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	12,200	1.36
Carl H. Westcott	8/5/2015	1,200	1.36
Carl H. Westcott	8/5/2015	1,200	1.36
Carl H. Westcott	8/5/2015	1,200	1.36
Carl H. Westcott	8/5/2015	1,100	1.36
Carl H. Westcott	8/5/2015	1,100	1.36
Carl H. Westcott	8/5/2015	1,100	1.36
Carl H. Westcott	8/5/2015	272	1.36
Carl H. Westcott	8/5/2015	500	1.36
Carl H. Westcott	8/5/2015	500	1.36
Carl H. Westcott	8/5/2015	1,000	1.36
Carl H. Westcott	8/5/2015	1,000	1.36
Carl H. Westcott	8/5/2015	1,000	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	400	1.36
Carl H. Westcott	8/5/2015	400	1.36
Carl H. Westcott	8/5/2015	500	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	400	1.36
Carl H. Westcott	8/5/2015	400	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	400	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	100	1.36

Name of Reporting Person	Trade Date	Number Of Shares Purchased (Sold)	Price Per Share ($)
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36

Name of Reporting Person	Trade Date	Number Of Shares Purchased (Sold)	Price Per Share ($)
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	300	1.36
Carl H. Westcott	8/5/2015	300	1.36
Carl H. Westcott	8/5/2015	254	1.36
Carl H. Westcott	8/5/2015	1,000	1.36
Carl H. Westcott	8/5/2015	1,000	1.36
Carl H. Westcott	8/5/2015	1,000	1.36
Carl H. Westcott	8/5/2015	1,000	1.36
Carl H. Westcott	8/5/2015	1,000	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	112	1.36

Name of Reporting Person	Trade Date	Number Of Shares Purchased (Sold)	Price Per Share ($)
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	596	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	596	1.36
Carl H. Westcott	8/5/2015	1,500	1.36
Carl H. Westcott	8/5/2015	1,500	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	1,500	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	1,500	1.36
Carl H. Westcott	8/5/2015	2,000	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	2,000	1.36
Carl H. Westcott	8/5/2015	2,000	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	2,000	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	2,000	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	200	1.34
Carl H. Westcott	8/5/2015	757	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	300	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	1,200	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	300	1.36
Carl H. Westcott	8/5/2015	500	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	100	1.36
Carl H. Westcott	8/5/2015	800	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	596	1.36
Carl H. Westcott	8/5/2015	1,000	1.36
Carl H. Westcott	8/5/2015	596	1.36
Carl H. Westcott	8/5/2015	596	1.36
Carl H. Westcott	8/5/2015	200	1.36
Carl H. Westcott	8/5/2015	1,100	1.36
Carl H. Westcott	8/5/2015	800	1.36

Name of Reporting Person	Trade Date	Number Of Shares Purchased (Sold)	Price Per Share ($)
Carl H. Westcott	8/5/2015	800	1.36
Carl H. Westcott	8/5/2015	100	1.34
Carl H. Westcott	8/5/2015	2,000	1.34
Carl H. Westcott	8/5/2015	2,000	1.34
Carl H. Westcott	8/5/2015	2,000	1.34
Carl H. Westcott	8/5/2015	2,000	1.34
Carl H. Westcott	8/5/2015	2,000	1.34
Carl H. Westcott	8/5/2015	2,000	1.34
Carl H. Westcott	8/5/2015	2,000	1.34
Carl H. Westcott	8/5/2015	1,200	1.34
Carl H. Westcott	8/5/2015	2,000	1.34
Carl H. Westcott	8/5/2015	2,000	1.34
Carl H. Westcott	8/5/2015	300	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	300	1.34
Carl H. Westcott	8/5/2015	300	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	300	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	300	1.34
Carl H. Westcott	8/5/2015	300	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	300	1.34
Carl H. Westcott	8/5/2015	300	1.34
Carl H. Westcott	8/5/2015	3,064	1.34
Carl H. Westcott	8/5/2015	500	1.34
Carl H. Westcott	8/5/2015	500	1.34
Carl H. Westcott	8/5/2015	800	1.34
Carl H. Westcott	8/5/2015	800	1.34
Carl H. Westcott	8/5/2015	1,300	1.34
Carl H. Westcott	8/5/2015	800	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	500	1.34
Carl H. Westcott	8/5/2015	500	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	500	1.34
Carl H. Westcott	8/5/2015	500	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	1,000	1.34

Name of Reporting Person	Trade Date	Number Of Shares Purchased (Sold)	Price Per Share ($)
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	300	1.34
Carl H. Westcott	8/5/2015	300	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	500	1.34
Carl H. Westcott	8/5/2015	2,000	1.34
Carl H. Westcott	8/5/2015	2,000	1.34
Carl H. Westcott	8/5/2015	1,800	1.34
Carl H. Westcott	8/5/2015	1,300	1.34
Carl H. Westcott	8/5/2015	1,800	1.34
Carl H. Westcott	8/5/2015	500	1.34
Carl H. Westcott	8/5/2015	1,800	1.34
Carl H. Westcott	8/5/2015	1,300	1.34
Carl H. Westcott	8/5/2015	1,300	1.34
Carl H. Westcott	8/5/2015	1,800	1.34
Carl H. Westcott	8/5/2015	1,800	1.34
Carl H. Westcott	8/5/2015	2,000	1.34
Carl H. Westcott	8/5/2015	2,000	1.34
Carl H. Westcott	8/5/2015	2,000	1.34
Carl H. Westcott	8/5/2015	300	1.34
Carl H. Westcott	8/5/2015	300	1.34
Carl H. Westcott	8/5/2015	300	1.34
Carl H. Westcott	8/5/2015	300	1.34
Carl H. Westcott	8/5/2015	100	1.34
Carl H. Westcott	8/5/2015	100	1.34
Carl H. Westcott	8/5/2015	200	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	3,000	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	1,000	1.34
Carl H. Westcott	8/5/2015	2,236	1.34
Carl H. Westcott	8/5/2015	3,000	1.34
Carl H. Westcott	8/5/2015	3,000	1.34
Carl H. Westcott	8/5/2015	3,000	1.34
Carl H. Westcott	8/5/2015	1,395	1.34
Carl H. Westcott	8/5/2015	30,000	1.34

Name of Reporting Person	Trade Date	Number Of Shares Purchased (Sold)	Price Per Share ($)
Carl H. Westcott	8/5/2015	37,484	1.30
Carl H. Westcott	8/5/2015	1,500	1.30
Carl H. Westcott	8/5/2015	59,000	1.30
Carl H. Westcott	8/5/2015	2,016	1.30
Carl H. Westcott	8/5/2015	1,000	1.28
Carl H. Westcott	8/5/2015	100	1.28
Carl H. Westcott	8/5/2015	300	1.28
Carl H. Westcott	8/5/2015	200	1.28
Carl H. Westcott	8/5/2015	100	1.28
Carl H. Westcott	8/5/2015	100	1.28
Carl H. Westcott	8/5/2015	100	1.28
Carl H. Westcott	8/5/2015	100	1.28
Carl H. Westcott	8/5/2015	100	1.28
Carl H. Westcott	8/5/2015	4,100	1.29
Carl H. Westcott	8/5/2015	9,800	1.29
Carl H. Westcott	8/5/2015	9,600	1.29
Carl H. Westcott	8/5/2015	3,000	1.29
Carl H. Westcott	8/5/2015	3,000	1.29
Carl H. Westcott	8/5/2015	3,000	1.29
Carl H. Westcott	8/5/2015	3,000	1.29
Carl H. Westcott	8/5/2015	3,000	1.29
Carl H. Westcott	8/5/2015	2,900	1.29
Carl H. Westcott	8/5/2015	3,000	1.29
Carl H. Westcott	8/5/2015	2,900	1.29
Carl H. Westcott	8/5/2015	400	1.29
Carl H. Westcott	8/5/2015	400	1.29
Carl H. Westcott	8/5/2015	400	1.29
Carl H. Westcott	8/5/2015	400	1.29
Carl H. Westcott	8/5/2015	400	1.29
Carl H. Westcott	8/5/2015	400	1.29
Carl H. Westcott	8/5/2015	48,200	1.29
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	400	1.26
Carl H. Westcott	8/5/2015	134	1.26
Carl H. Westcott	8/5/2015	82	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	29,500	1.26
Carl H. Westcott	8/5/2015	700	1.26
Carl H. Westcott	8/5/2015	5,000	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	200	1.26
Carl H. Westcott	8/5/2015	300	1.26

Name of Reporting Person	Trade Date	Number Of Shares Purchased (Sold)	Price Per Share ($)
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	800	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	200	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	200	1.26
Carl H. Westcott	8/5/2015	200	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	200	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	200	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	200	1.26
Carl H. Westcott	8/5/2015	200	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	700	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	200	1.26
Carl H. Westcott	8/5/2015	200	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	200	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	200	1.26
Carl H. Westcott	8/5/2015	200	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	200	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	200	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	200	1.26

Name of Reporting Person	Trade Date	Number Of Shares Purchased (Sold)	Price Per Share ($)
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	700	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	200	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	600	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	200	1.26
Carl H. Westcott	8/5/2015	500	1.26
Carl H. Westcott	8/5/2015	68	1.26
Carl H. Westcott	8/5/2015	200	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	136	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	78	1.26
Carl H. Westcott	8/5/2015	200	1.26
Carl H. Westcott	8/5/2015	6,565	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	200	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	500	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	200	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	700	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	600	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	500	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	300	1.26
Carl H. Westcott	8/5/2015	35,237	1.26

Name of Reporting Person	Trade Date	Number Of Shares Purchased (Sold)	Price Per Share ($)
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	100	1.26
Carl H. Westcott	8/5/2015	1,000	1.40
Carl H. Westcott	8/5/2015	1,500	1.40
Carl H. Westcott	8/6/2015	5,500	1.25
Carl H. Westcott	8/6/2015	500	1.25
Carl H. Westcott	8/6/2015	400	1.25
Carl H. Westcott	8/6/2015	3,051	1.25
Carl H. Westcott	8/6/2015	8,314	1.25
Carl H. Westcott	8/6/2015	2,100	1.25
Carl H. Westcott	8/6/2015	5,000	1.25
Carl H. Westcott	8/6/2015	135	1.25
Carl H. Westcott	8/6/2015	1,000	1.23
Carl H. Westcott	8/6/2015	1,000	1.23
Carl H. Westcott	8/6/2015	600	1.25
Carl H. Westcott	8/6/2015	1,900	1.25
Carl H. Westcott	8/6/2015	1,000	1.25
Carl H. Westcott	8/6/2015	5,400	1.25
Carl H. Westcott	8/6/2015	1,000	1.25
Carl H. Westcott	8/6/2015	600	1.25
Carl H. Westcott	8/6/2015	2,000	1.25
Carl H. Westcott	8/6/2015	1,000	1.25
Carl H. Westcott	8/6/2015	3,300	1.25
Carl H. Westcott	8/6/2015	6,200	1.25
Carl H. Westcott	8/6/2015	25,000	1.24
Carl H. Westcott	8/6/2015	500	1.21
Carl H. Westcott	8/6/2015	600	1.21
Carl H. Westcott	8/6/2015	600	1.21
Carl H. Westcott	8/6/2015	600	1.21
Carl H. Westcott	8/6/2015	600	1.21
Carl H. Westcott	8/6/2015	600	1.21
Carl H. Westcott	8/6/2015	600	1.21
Carl H. Westcott	8/6/2015	600	1.21
Carl H. Westcott	8/6/2015	600	1.21
Carl H. Westcott	8/6/2015	600	1.21
Carl H. Westcott	8/6/2015	600	1.21
Carl H. Westcott	8/6/2015	600	1.21
Carl H. Westcott	8/6/2015	600	1.21
Carl H. Westcott	8/6/2015	600	1.21
Carl H. Westcott	8/6/2015	1,000	1.21
Carl H. Westcott	8/6/2015	1,000	1.21
Carl H. Westcott	8/6/2015	14,700	1.21
Carl H. Westcott	8/6/2015	2,400	1.26
Carl H. Westcott	8/6/2015	3,300	1.65
Carl H. Westcott	8/7/2015	26,148	1.77

Name of Reporting Person	Trade Date	Number Of Shares Purchased (Sold)	Price Per Share ($)
Carl H. Westcott	8/7/2015	200	1.79
Jimmy Elizabeth Westcott	6/12/2015	3,000	3.49
Jimmy Elizabeth Westcott	6/19/2015	(9,300)	3.90
Jimmy Elizabeth Westcott	6/23/2015	(1,376)	3.90
Jimmy Elizabeth Westcott	6/29/2015	5,000	3.46
Jimmy Elizabeth Westcott	6/29/2015	1,376	3.46
Jimmy Elizabeth Westcott	6/29/2015	5,000	3.46
Jimmy Elizabeth Westcott	6/29/2015	2,500	3.44
Jimmy Elizabeth Westcott	6/30/2015	10,000	3.36
Jimmy Elizabeth Westcott	7/14/2015	2,500	2.29
Jimmy Elizabeth Westcott	8/4/2015	10,000	1.14
Court H. Westcott	6/11/2015	2,400	3.56
Court H. Westcott	6/11/2015	2,041	3.56
Court H. Westcott	6/11/2015	100	3.56
Court H. Westcott	6/11/2015	459	3.66
Court H. Westcott	6/11/2015	1,500	3.54
Court H. Westcott	6/12/2015	10,000	3.60
Court H. Westcott	6/12/2015	5,000	3.55
Court H. Westcott	6/12/2015	5,000	3.53
Court H. Westcott	6/12/2015	5,000	3.51
Court H. Westcott	6/12/2015	10,000	3.50
Court H. Westcott	6/18/2015	(5,500)	3.87
Court H. Westcott	6/25/2015	(5,000)	3.85
Court H. Westcott	6/25/2015	(3,500)	3.87
Court H. Westcott	6/26/2015	4,000	3.70
Court H. Westcott	6/29/2015	3,500	3.48
Court H. Westcott	7/30/2015	5,000	1.34
Chart H. Westcott	6/12/2015	3,868	3.50
Chart H. Westcott	6/12/2015	932	3.50
Chart H. Westcott	6/12/2015	1,200	3.50
Chart H. Westcott	6/15/2015	1,300	3.38
Chart H. Westcott	6/15/2015	200	3.38
Chart H. Westcott	6/15/2015	200	3.38
Chart H. Westcott	6/15/2015	3,300	3.48
Chart H. Westcott	6/15/2015	3,202	3.47
Chart H. Westcott	6/15/2015	6,798	3.47
Chart H. Westcott	6/16/2015	10,000	3.40
Chart H. Westcott	6/16/2015	1,400	3.40
Chart H. Westcott	6/16/2015	10,500	3.45
Chart H. Westcott	6/16/2015	2,200	3.45
Chart H. Westcott	6/16/2015	900	3.44
Chart H. Westcott	6/25/2015	(3,250)	3.89
Chart H. Westcott	6/26/2015	5,000	3.70
Chart H. Westcott	6/29/2015	20,000	3.66
Chart H. Westcott	6/29/2015	3,250	3.48

Name of Reporting Person	Trade Date	Number Of Shares Purchased (Sold)	Price Per Share ($)
Chart H. Westcott	6/30/2015	25,000	3.37
Chart H. Westcott	7/1/2015	25,000	3.10
Chart H. Westcott	7/10/2015	25,000	2.07
Chart H. Westcott	7/10/2015	25,000	2.02
Chart H. Westcott	7/10/2015	25,000	2.02
Chart H. Westcott	7/16/2015	10,000	2.08
Chart H. Westcott	7/20/2015	6,500	1.80
Chart H. Westcott	7/20/2015	1,000	1.80
Chart H. Westcott	7/20/2015	2,500	1.80
Chart H. Westcott	7/23/2015	(10,000)	1.85
Chart H. Westcott	7/30/2015	5,000	1.34
Commodore Partners, Ltd.	6/11/2015	100	3.59
Commodore Partners, Ltd.	6/11/2015	4,100	3.59
Commodore Partners, Ltd.	6/11/2015	300	3.60
Commodore Partners, Ltd.	6/11/2015	500	3.60
Commodore Partners, Ltd.	6/12/2015	25,000	3.45
Commodore Partners, Ltd.	6/12/2015	200	3.50
Commodore Partners, Ltd.	6/12/2015	1,547	3.50
Commodore Partners, Ltd.	6/12/2015	8,253	3.50
Commodore Partners, Ltd.	6/12/2015	4,500	3.50
Commodore Partners, Ltd.	6/15/2015	25,000	3.40
Commodore Partners, Ltd.	6/16/2015	25,000	3.40
Commodore Partners, Ltd.	6/17/2015	19,300	3.68
Commodore Partners, Ltd.	6/18/2015	5,700	3.75
Commodore Partners, Ltd.	6/26/2015	1,671	3.70
Commodore Partners, Ltd.	6/26/2015	23,329	3.70
Commodore Partners, Ltd.	6/29/2015	500	3.42
Commodore Partners, Ltd.	6/29/2015	342	3.42
Commodore Partners, Ltd.	6/29/2015	477	3.42
Commodore Partners, Ltd.	6/29/2015	700	3.42
Commodore Partners, Ltd.	6/29/2015	688	3.42
Commodore Partners, Ltd.	6/29/2015	200	3.42
Commodore Partners, Ltd.	6/29/2015	200	3.42
Commodore Partners, Ltd.	6/29/2015	400	3.42
Commodore Partners, Ltd.	6/29/2015	400	3.42
Commodore Partners, Ltd.	6/29/2015	400	3.42
Commodore Partners, Ltd.	6/29/2015	600	3.42
Commodore Partners, Ltd.	6/29/2015	200	3.42
Commodore Partners, Ltd.	6/29/2015	1,500	3.42
Commodore Partners, Ltd.	6/29/2015	1,500	3.42
Commodore Partners, Ltd.	6/29/2015	3,481	3.42
Commodore Partners, Ltd.	6/29/2015	300	3.42
Commodore Partners, Ltd.	6/29/2015	300	3.42
Commodore Partners, Ltd.	6/29/2015	400	3.42
Commodore Partners, Ltd.	6/29/2015	500	3.42

Name of Reporting Person	Trade Date	Number Of Shares Purchased (Sold)	Price Per Share ($)
Commodore Partners, Ltd.	6/29/2015	400	3.42
Commodore Partners, Ltd.	6/29/2015	100	3.42
Commodore Partners, Ltd.	6/29/2015	200	3.42
Commodore Partners, Ltd.	6/29/2015	400	3.42
Commodore Partners, Ltd.	6/29/2015	100	3.42
Commodore Partners, Ltd.	6/29/2015	200	3.42
Commodore Partners, Ltd.	6/29/2015	400	3.42
Commodore Partners, Ltd.	6/29/2015	300	3.42
Commodore Partners, Ltd.	6/29/2015	100	3.42
Commodore Partners, Ltd.	6/29/2015	500	3.42
Commodore Partners, Ltd.	6/29/2015	100	3.42
Commodore Partners, Ltd.	6/29/2015	300	3.42
Commodore Partners, Ltd.	6/29/2015	100	3.42
Commodore Partners, Ltd.	6/29/2015	700	3.42
Commodore Partners, Ltd.	6/29/2015	100	3.42
Commodore Partners, Ltd.	6/29/2015	200	3.42
Commodore Partners, Ltd.	6/29/2015	100	3.42
Commodore Partners, Ltd.	6/29/2015	2,500	3.42
Commodore Partners, Ltd.	6/29/2015	750	3.42
Commodore Partners, Ltd.	6/29/2015	2,217	3.42
Commodore Partners, Ltd.	6/29/2015	14	3.42
Commodore Partners, Ltd.	6/29/2015	100	3.42
Commodore Partners, Ltd.	6/29/2015	100	3.42
Commodore Partners, Ltd.	6/29/2015	100	3.42
Commodore Partners, Ltd.	6/29/2015	100	3.42
Commodore Partners, Ltd.	6/29/2015	100	3.42
Commodore Partners, Ltd.	6/29/2015	100	3.42
Commodore Partners, Ltd.	6/29/2015	200	3.42
Commodore Partners, Ltd.	6/29/2015	200	3.42
Commodore Partners, Ltd.	6/29/2015	200	3.42
Commodore Partners, Ltd.	6/29/2015	200	3.42
Commodore Partners, Ltd.	6/29/2015	731	3.42
Commodore Partners, Ltd.	6/29/2015	25,000	3.44
Commodore Partners, Ltd.	6/29/2015	23,500	3.45
Commodore Partners, Ltd.	6/29/2015	100	3.45
Commodore Partners, Ltd.	6/29/2015	200	3.45
Commodore Partners, Ltd.	6/29/2015	200	3.45
Commodore Partners, Ltd.	6/29/2015	100	3.45
Commodore Partners, Ltd.	6/29/2015	200	3.45
Commodore Partners, Ltd.	6/29/2015	200	3.45
Commodore Partners, Ltd.	6/29/2015	200	3.45
Commodore Partners, Ltd.	6/29/2015	100	3.45
Commodore Partners, Ltd.	6/29/2015	200	3.45
Commodore Partners, Ltd.	6/29/2015	175	3.47
Commodore Partners, Ltd.	6/29/2015	18,609	3.47

Name of Reporting Person	Trade Date	Number Of Shares Purchased (Sold)	Price Per Share ($)
Commodore Partners, Ltd.	6/29/2015	400	3.47
Commodore Partners, Ltd.	6/29/2015	200	3.47
Commodore Partners, Ltd.	6/29/2015	200	3.47
Commodore Partners, Ltd.	6/29/2015	200	3.47
Commodore Partners, Ltd.	6/29/2015	100	3.47
Commodore Partners, Ltd.	6/29/2015	400	3.47
Commodore Partners, Ltd.	6/29/2015	400	3.47
Commodore Partners, Ltd.	6/29/2015	300	3.47
Commodore Partners, Ltd.	6/29/2015	100	3.47
Commodore Partners, Ltd.	6/29/2015	200	3.47
Commodore Partners, Ltd.	6/29/2015	100	3.47
Commodore Partners, Ltd.	6/29/2015	100	3.47
Commodore Partners, Ltd.	6/29/2015	816	3.47
Commodore Partners, Ltd.	6/29/2015	100	3.47
Commodore Partners, Ltd.	6/29/2015	100	3.47
Commodore Partners, Ltd.	6/29/2015	200	3.47
Commodore Partners, Ltd.	6/29/2015	500	3.47
Commodore Partners, Ltd.	6/29/2015	100	3.47
Commodore Partners, Ltd.	6/29/2015	100	3.47
Commodore Partners, Ltd.	6/29/2015	400	3.47
Commodore Partners, Ltd.	6/29/2015	100	3.47
Commodore Partners, Ltd.	6/29/2015	100	3.47
Commodore Partners, Ltd.	6/29/2015	100	3.47
Commodore Partners, Ltd.	6/29/2015	100	3.47
Commodore Partners, Ltd.	6/29/2015	100	3.47
Commodore Partners, Ltd.	6/29/2015	100	3.47
Commodore Partners, Ltd.	6/29/2015	100	3.47
Commodore Partners, Ltd.	6/29/2015	200	3.47
Commodore Partners, Ltd.	6/29/2015	5,300	3.47
Commodore Partners, Ltd.	6/29/2015	12,205	3.49
Commodore Partners, Ltd.	6/29/2015	600	3.49
Commodore Partners, Ltd.	6/29/2015	600	3.49
Commodore Partners, Ltd.	6/29/2015	6,600	3.49
Commodore Partners, Ltd.	6/29/2015	3,145	3.49
Commodore Partners, Ltd.	6/29/2015	1,850	3.49
Commodore Partners, Ltd.	6/29/2015	8,772	3.66
Commodore Partners, Ltd.	6/29/2015	200	3.66
Commodore Partners, Ltd.	6/29/2015	9	3.66
Commodore Partners, Ltd.	6/29/2015	4	3.66
Commodore Partners, Ltd.	6/29/2015	800	3.66
Commodore Partners, Ltd.	6/29/2015	34	3.66
Commodore Partners, Ltd.	6/29/2015	2,000	3.66
Commodore Partners, Ltd.	6/29/2015	300	3.66
Commodore Partners, Ltd.	6/29/2015	3,000	3.66
Commodore Partners, Ltd.	6/29/2015	4,881	3.66

Name of Reporting Person	Trade Date	Number Of Shares Purchased (Sold)	Price Per Share ($)
Commodore Partners, Ltd.	6/30/2015	25,000	3.36
Commodore Partners, Ltd.	7/1/2015	7,400	3.20
Commodore Partners, Ltd.	7/1/2015	2,600	3.18
Commodore Partners, Ltd.	7/1/2015	7,600	3.20
Commodore Partners, Ltd.	7/1/2015	900	3.19
Commodore Partners, Ltd.	7/1/2015	1,400	3.18
Commodore Partners, Ltd.	7/1/2015	100	3.18
Commodore Partners, Ltd.	7/1/2015	8,900	3.10
Commodore Partners, Ltd.	7/1/2015	1,100	3.09
Commodore Partners, Ltd.	7/1/2015	24,000	3.10
Commodore Partners, Ltd.	7/1/2015	23,900	2.81
Commodore Partners, Ltd.	7/1/2015	100	2.81
Commodore Partners, Ltd.	7/1/2015	26,000	2.81
Commodore Partners, Ltd.	7/2/2015	10,000	2.38
Commodore Partners, Ltd.	7/2/2015	30,000	2.34
Commodore Partners, Ltd.	7/2/2015	10,000	2.42
Commodore Partners, Ltd.	7/2/2015	30,000	2.40
Commodore Partners, Ltd.	7/2/2015	16,000	2.37
Commodore Partners, Ltd.	7/6/2015	5,000	2.31
Commodore Partners, Ltd.	7/10/2015	25,000	2.04
Commodore Partners, Ltd.	7/10/2015	25,000	2.01
Commodore Partners, Ltd.	7/10/2015	17,094	1.99
Commodore Partners, Ltd.	7/10/2015	500	1.99
Commodore Partners, Ltd.	7/10/2015	100	1.99
Commodore Partners, Ltd.	7/10/2015	25,000	2.01
Commodore Partners, Ltd.	7/14/2015	2,306	2.14
Commodore Partners, Ltd.	7/14/2015	(5,000)	2.21
Commodore Partners, Ltd.	7/14/2015	(5,000)	2.22
Commodore Partners, Ltd.	7/14/2015	(5,000)	2.23
Commodore Partners, Ltd.	7/14/2015	(5,000)	2.24
Commodore Partners, Ltd.	7/14/2015	(5,000)	2.25
Commodore Partners, Ltd.	7/14/2015	(5,000)	2.26
Commodore Partners, Ltd.	7/14/2015	(15,000)	2.27
Commodore Partners, Ltd.	7/14/2015	(15,000)	2.29
Commodore Partners, Ltd.	7/14/2015	(15,000)	2.30
Commodore Partners, Ltd.	7/14/2015	(5,000)	2.29
Commodore Partners, Ltd.	7/14/2015	(3,480)	2.31
Commodore Partners, Ltd.	7/17/2015	50,000	1.95
Commodore Partners, Ltd.	7/17/2015	25,000	2.01
Commodore Partners, Ltd.	7/17/2015	10,000	2.06
Commodore Partners, Ltd.	7/20/2015	11,700	1.63
Commodore Partners, Ltd.	7/20/2015	8,300	1.63
Commodore Partners, Ltd.	7/21/2015	(20,000)	1.72
Commodore Partners, Ltd.	7/21/2015	(20,000)	1.75
Commodore Partners, Ltd.	7/28/2015	10,000	1.38

Name of Reporting Person	Trade Date	Number Of Shares Purchased (Sold)	Price Per Share ($)
Commodore Partners, Ltd.	7/28/2015	10,000	1.38
Commodore Partners, Ltd.	7/28/2015	1,036	1.37
Commodore Partners, Ltd.	8/3/2015	10,000	1.13
Commodore Partners, Ltd.	8/3/2015	(1,520)	1.14
Commodore Partners, Ltd.	8/4/2015	5,000	1.14
Commodore Partners, Ltd.	8/5/2015	14,000	1.29
Commodore Partners, Ltd.	8/5/2015	4,964	1.29
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	1,800	1.24
Commodore Partners, Ltd.	8/5/2015	300	1.24
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	300	1.24
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	200	1.24
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	400	1.24
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	200	1.24
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	500	1.24
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	148	1.24
Commodore Partners, Ltd.	8/5/2015	4,700	1.24
Commodore Partners, Ltd.	8/5/2015	452	1.24
Commodore Partners, Ltd.	8/5/2015	3,500	1.24
Commodore Partners, Ltd.	8/5/2015	1,400	1.24
Commodore Partners, Ltd.	8/5/2015	3,500	1.24

Name of Reporting Person	Trade Date	Number Of Shares Purchased (Sold)	Price Per Share ($)
Commodore Partners, Ltd.	8/5/2015	100	1.24
Commodore Partners, Ltd.	8/5/2015	5,000	1.24
G. K. Westcott LP	7/13/2015	10,000	2.00
G.K. Westcott LP	7/23/2015	5,000	1.77
Carla Westcott	6/12/2015	3,000	3.52
Carla Westcott	6/29/2015	7,000	3.45
Carla Westcott	7/8/2015	800	2.39
Carla Westcott	7/8/2015	200	2.34
Carla Westcott	7/8/2015	1,000	2.17
Carla Westcott	7/17/2015	5,000	2.00
Carla Westcott	7/30/2015	2,000	1.31
Carla Westcott	8/7/2015	5,000	1.60
Carla Westcott	8/7/2015	5,000	1.50
Carl H. Westcott (1)	6/25/2015	1,000	3.85
Carl H. Westcott (1)	7/17/2015	1,000	2.06
Carl H. Westcott (1)	7/28/2015	600	1.43
Carl H. Westcott (1)	7/28/2015	1,400	1.43
Carl H. Westcott (1)	8/6/2015	1,000	1.73
Carl H. Westcott (1)	8/6/2015	650	1.67
Carl H. Westcott (1)	8/6/2015	550	1.66
Carl H. Westcott (1)	8/6/2015	900	1.67
Carl H. Westcott (1)	8/7/2015	4,000	1.60
Carl H. Westcott (1)	8/7/2015	1,400	1.68
Carl H. Westcott (1)	8/7/2015	5,000	1.50
Carl H. Westcott (2)	7/17/2015	1,000	2.07
Carl H. Westcott (2)	8/6/2015	500	1.74

(1)           For the account of Peter Underwood.

(2)           For the account of Francisco Trejo, Jr.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 7. Material to Be Filed as Exhibits

Exhibit A

Joint Filing Agreement, dated June 8, 2015, by and among Carl H. Westcott, Commodore Partners, Ltd., G.K. Westcott LP, Carl Westcott, LLC, Jimmy Elizabeth Westcott, Chart H. Westcott, Court H. Westcott, and Carla Westcott (incorporated by reference to Exhibit A to the Schedule 13D filed with the Securities and Exchange Commission on June 11, 2015).

Exhibit B	Form of Authorization of Agent (incorporated by reference to Exhibit B to the Schedule 13D filed with the Securities and Exchange Commission on June 11, 2015).

Exhibit C	Power of Attorney, dated June 8, 2015 (incorporated by reference to Exhibit C to the Schedule 13D filed with the Securities and Exchange Commission on June 11, 2015).

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 10, 2015

Reporting Persons:	CARL H. WESTCOTT

/s/ Michael I. Smartt
Michael I. Smartt
Attorney-in-Fact

COMMODORE PARTNERS, LTD.

By: Carl Westcott, LLC, its general partner

/s/ Michael I. Smartt
Michael I. Smartt
Attorney-in-Fact

G.K. WESTCOTT LP

By: Carl Westcott, LLC, its general partner

/s/ Michael I. Smartt
Michael I. Smartt
Attorney-in-Fact

CARL WESTCOTT, LLC

//s/ Michael I. Smartt
Michael I. Smartt
Attorney-in-Fact

JIMMY ELIZABETH WESTCOTT

/s/ Michael I. Smartt
Michael I. Smartt
Attorney-in-Fact

CHART H. WESTCOTT

/s/ Michael I. Smartt
Michael I. Smartt
Attorney-in-Fact

COURT H. WESTCOTT

/s/ Michael I. Smartt
Michael I. Smartt
Attorney-in-Fact

CARLA WESTCOTT

/s/ Michael I. Smartt
Michael I. Smartt
Attorney-in-Fact